As filed with the Securities and Exchange Commission on August 31, 2026

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

QUMULUSAI, INC.

(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	92-2681813 (I.R.S. Employer Identification No.)

817 W Peachtree Street NW, Suite 935 Atlanta, Georgia (Address of Principal Executive Offices)	30308 (Zip Code)

QumulusAI, Inc. 2026 Equity Incentive Plan

(Full title of the plan)

Michael Maniscalco

Chief Executive Officer

QumulusAI, Inc.

817 W Peachtree Street NW, Suite 935

Atlanta, Georgia 30308

(Name and address of agent for service)

(877) 420-9242

(Telephone number, including area code, of agent for service)

Copies requested to:

Patrick Pazderka, Esq.

Emily Humbert, Esq.

Fox Rothschild LLP

City Center

33 South Sixth Street, Suite 3600

Minneapolis, Minnesota 55402-3601

(612) 607-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On June 16, 2026, the shareholders of QumulusAI, Inc. (the “Company” or the “Registrant”) approved and adopted the QumulusAI, Inc. 2026 Equity Incentive Plan (the “2026 Plan”), which was approved by the Company’s Board of Directors on May 7, 2026, effective upon the effectiveness of the Company’s Registration Statement on Form S-1, as amended (File No. 333-292514) (the “Effective Date”). As of the Effective Date, the Company’s authority to grant new awards under the Global Digital Holdings, Inc. 2022 Option Plan, as amended (the “2022 Plan”), terminated. The maximum number of shares of the Company’s common stock, no par value per share (the “Common Stock”), initially available for issuance under the 2026 Plan, subject to adjustment pursuant to the terms of the 2026 Plan, is 4,770,000 shares of Common Stock.

The Company has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), to register the 4,770,000 shares of Common Stock and such indeterminate number of shares as may become available under the 2026 Plan as a result of the adjustment provisions thereof pursuant to Rule 416(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2026 Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents that are incorporated), and the other documents required to be delivered to eligible participants in the 2026 Plan pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to:

QumulusAI, Inc.

817 W Peachtree Street NW, Suite 935

Atlanta, Georgia 30308

Attention: Chief Executive Officer

Tel: (877) 420-9242

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents which have been previously filed (not furnished) with the SEC:

(a)

The prospectus filed by the Company with the SEC pursuant to Rule 424(b) promulgated under the Securities Act, dated July 14, 2026, in connection with the Company’s Registration Statement on Form S-1, as amended (File No. 333-292514), which contains the Company’s and The Cloud Minders, Inc.’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	The Company’s Quarterly Report on Form 10-Q filed with the SEC on August 25, 2026, and the amendment thereto filed with the SEC on August 28, 2026 (File No. 001-43398);

(c)	The Company’s Current Report on Form 8-K filed with the SEC on July 16, 2026 (File No. 001-43398); and

(d)

The description of the Company’s Common Stock set forth in the Company’s Registration Statement on Form S-1, as amended (File No. 333-292514), which description is incorporated by reference into the Registration Statement on Form 8-A (File No. 001-43398), filed by the Company with the SEC on July 13, 2026 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

In addition, all other documents filed (not furnished) by the Company pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished to and not filed with the SEC in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Georgia Business Corporation Code

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the GBCC for which he was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

Section 14-2-852 of the GBCC provides that to the extent that a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection with the proceeding.

Pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the GBCC or that the director is fairly and reasonably entitled to indemnification or advance of expenses in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC.

Section 14-2-856 of the GBCC permits a corporation’s articles of incorporation, bylaws, a contract, or resolution approved by the shareholders to authorize the corporation to indemnify a director against claims to which the director was a party, including claims by the corporation or in the corporation’s right (e.g., shareholder derivative action). However, the corporation may not indemnify the director for liability to the corporation for any appropriation of a corporate opportunity, intentional misconduct or knowing violation of the law, unlawful distributions or receipt of an improper benefit.

Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, resolution of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the GBCC. Section 14-2-857 of the GBCC also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

Section 14-2-858 of the GBCC permits a corporation to purchase and maintain insurance on behalf of the corporation’s directors and officers against liability incurred by them in their capacities or arising out of their status as the corporation’s directors and officers, regardless of whether the corporation would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

Charter

The Company’s Second Amended and Restated Articles of Incorporation (the “Charter”) provide that, to the full extent that the GBCC permits the limitation or elimination of the liability of directors, a director of the Company shall not be liable to the Company or its shareholders for monetary damages for conduct as a director.

Bylaws

The Company’s Second Amended and Restated Bylaws (the “Bylaws”) provide that any person, their heirs, executors, or administrators, may be indemnified or reimbursed by the Company to the fullest extent of the GBCC for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which such person shall be made a party by reason of the fact that such person is or was a director, trustee, officer, employee, or agent of the Company, or that such person is or was serving, at the request of the Company, as a director, trustee, officer, employee, or agent of any other enterprise.

Indemnification Agreements

The Company has entered into separate indemnification agreements with its directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the Bylaws against any and all expenses, judgments, fines, and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification.

Insurance Policies

The Company maintains a directors’ and officers’ insurance policy that insures its directors and officers against certain liabilities incurred by them in the discharge of their functions as directors and officers.

QumulusAI, Inc. 2026 Equity Incentive Plan

Section 22.11 of the 2026 Plan provides that, subject to any limitations and requirements of Georgia law, each individual who is or will have been a member of the Board, or a committee appointed by the Board, or an officer or employee of the Company to whom authority was delegated in accordance with Section 3.3 of the 2026 Plan, will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the 2026 Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Charter or Bylaws, as a matter of law, or otherwise, or pursuant to any agreement with the Company, or any power that the Company may have to indemnify them or hold them harmless.

The foregoing description of the GBCC, the Charter, the Bylaws and the 2026 Plan is only a summary and is qualified in its entirety by the full text of each of the foregoing.

The Company understands that it is the position of the SEC that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description

4.1

Second Amended and Restated Articles of Incorporation of QumulusAI, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 16, 2026 (File No. 001-43398)).

4.2

Second Amended and Restated Bylaws of QumulusAI, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 5 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 10, 2026 (File No. 333-292514)).

5.1	Opinion of Fox Rothschild LLP (filed herewith).

23.1	Consent of Withum Smith+Brown, PC (filed herewith).

23.2	Consent of BPS & Associates, LLC (filed herewith).

23.3	Consent of Fox Rothschild LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	QumulusAI, Inc. 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 16, 2026 (File No. 001-43398)).

107	Filing Fee Table (filed herewith).

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 31, 2026.

QUMULUSAI, INC.

By:	/s/ Michael Maniscalco
Name: Michael Maniscalco
Title: Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of QumulusAI, Inc., a Georgia corporation, hereby severally constitute and appoint Michael Maniscalco and Scott Krosnowski, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for each of the undersigned and in each of the undersigned’s name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Michael Maniscalco	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 31, 2026
Michael Maniscalco

/s/ Scott Krosnowski	Chief Financial Officer (Principal Financial Officer)	August 31, 2026
Scott Krosnowski

/s/ Andrew Glickler	SVP, Finance (Principal Accounting Officer)	August 31, 2026
Andrew Glickler

/s/ Homaira Akbari	Director	August 31, 2026
Homaira Akbari

/s/ Patrick Gahan	SVP, Capital Markets and Director	August 31, 2026
Patrick Gahan

/s/ Stacy Kenworthy	Director	August 31, 2026
Stacy Kenworthy

/s/ Michael Mulica	Director	August 31, 2026
Michael Mulica

/s/ David Rench	Director	August 31, 2026
David Rench

/s/ Barry Schwartz	Director	August 31, 2026
Barry Schwartz